Exhibit 3.2

MA SOC Filing Number: 202250824120 Date: 10/27/2022 4:21:00 PM

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Nick Anania POTSmodem4 (3/5) 10/27/2022 04:18:39 PM -0400

TOchange the number of shares and the par value,+ if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized m issue, complete the following:

TOral authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBJeR 01' SHARJeS	TYPE	NUMBJeR 01' SHARJeS	PAR VALUJe
		Common	50,000,000	$0.01

Total authorized after amendment:

WITHOIff PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	50,000,000	$0.01

(7) Ihe amendment shall be effCerive at the time and on the dare approved by the Division, unless a later effCerive date not more than (jO days from the dare and rime of filing is specified:

"G.L. C'hapta 156D denim1tes the mnt(;>t of pat valul', hon7VEt a wl7)(mtim nnzy.i)H'01J pat v11ul in .Attidt !ff. Sd GL (.'hupt'r 156D, .Section 6.21, and the cozmments rehtive thereto.

Nick Anania POTSmodem4 ( 4/5 ) 10/27/2022 04:19:13 PM - 0400 (signature ofauthorized individual} D D 0 Other officer, D Court - appointed fiduciary, on this _.2.,1.,..th, day of October , 2022

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THE COMMONWEALTH OF MASSACHUSETTS WILLIAM FRANCIS GALVIN Secretary of the Commonwealth I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on: October 27, 2022 04:21 PM MA SOC Filing Number: 202250824120 Date: 10/27/2022 4:21:00 PM

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